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                     June 2, 2020

       David A. Campbell
       Chief Financial Officer
       Vistra Energy Corp.
       6555 Sierra Drive
       Irving, Texas 75039

                                                        Re: Vistra Energy Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            File No. 001-38086

       Dear Mr. Campbell:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation